Exhibit 10.7

POST RETIREMENT COMPENSATION AGREEMENT

PIN PIN CHAU

            This Post Retirement Compensation Agreement (the "Agreement") is made as of the 20th day of December, 2004 (the "Effective Date"), by and between Summit Bank Corporation, a Georgia banking corporation ("Employer") and Pin Pin Chau, an individual ("Executive").

RECITALS

A         Executive is a valued employee of Employer and intends to retire from her service with the Employer and all of its affiliates.

B.         In recognition of Executive's service, the Employer wishes to provide Executive with supplemental deferred compensation income on the terms and conditions set forth in this Agreement.

C.        In recognition thereof, Employer desires to make available to Executive certain compensation and Executive desires to enter into such an arrangement.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.         Compensation after Retirement. Employer hereby agrees to provide Executive with supplemental retirement income, the obligations for which shall be reflected on the appropriate books and records ledger of the Employer.  The Employer's obligations under this Agreement shall be an unsecured liability of Employer to Executive, payable only as provided herein from the general funds of Employer.  This Agreement entails no separate funding except as compensation hereunder becomes due, is not a deposit insured by the FDIC, does not constitute a trust account or any other special obligation of Employer and has no priority of payment over any other general obligation of Employer.

2.         Amount and Payment of Benefits.  Provided the Executive remains in the continual full-time employment of Employer (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act, as otherwise agreed in a writing expressly authorized by the Board of Directors of the Employer or as otherwise provided in this Section 2) from the Effective Date through and including the Executive's Retirement Date (as hereinafter defined), Executive shall be entitled to receive the sum of $24,000.00 per annum over a fifteen-year period.  The first annual payment shall be payable on the first day of the month that is not less than six (6) months following the Retirement Date and each subsequent annual payment shall be payable on each anniversary of the date the first payment is made, except as provided in Section 2(e) hereof.  For purposes of this Section, the Executive's "Retirement Date" shall be the date on which the Executive voluntarily terminates her employment with the Employer and its affiliates on or after February 27, 2007, other than due to the Executive's Disability; provided, however, that the Executive may request an earlier Retirement Date subject to the approval of the Board of Directors of the Employer in its sole discretion.

(a)        Disability.  In the event that Executive terminates her employment prior to her Retirement Date solely because Executive becomes subject to a Disability (as hereinafter defined), this Agreement shall remain effective.  For purposes of this Agreement, the term "Disability" shall mean the Executive's inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a period of no less than twelve (12) months.  The determination of whether Executive is subject to a "Disability" shall be made by a licensed physician selected by Employer.

(b)        Discharge for Cause.  Any other provision of this Agreement to the contrary notwithstanding, if Executive's employment by Employer is terminated for Cause (as hereinafter defined) prior to the Retirement Date, the Executive shall not be entitled to any compensation or benefits provided for in this Agreement and this Agreement may be terminated by Employer without any liability to the Executive, her spouse, or her estate.  "Cause" shall mean: (i) regulatory suspension or removal of Executive from duty with Employer; (ii) gross and consistent dereliction of duty by Executive; (iii) breach of fiduciary duty involving personal profit by Executive; (iv) willful violation of any banking law or regulation; (v) conviction of a felony or crime of moral turpitude; or (vi) willful failure to adhere to decisions or instructions of the Employer.  The obligation of Employer to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety (90) days), while the Board of Directors of the Employer seek to determine whether Executive could have been terminated for Cause even though Executive may have previously retired, resigned, become subject to a Disability or been discharged other than for Cause.  If during such period, the Board of Directors determines that the Executive could have been discharged for Cause, this subsection (b) shall be applicable as if the Executive had been discharged for Cause.

(c)        Discharge Without Cause.  In the event the Employer terminates the Executive's employment without Cause (as defined in Subsection (b)) prior to the Retirement Date, this Agreement shall remain effective and the benefits described in the first paragraph of this Section 2 will be paid in equal, annual installments over a fifteen-year period with the first annual payment payable on the first day of the month that is not less than six (6) months following the termination date and each subsequent annual payment shall be payable on each anniversary of the date the first payment is made.

(d)        Termination Following a Change in Control.  If, within six (6) months following a Change in Control (as hereinafter defined), the Executive voluntarily terminates her employment with the Employer, this Agreement shall remain effective and the benefits described in the first paragraph of this Section 2 will be paid in equal annual installments over a fifteen-year period with the first annual payment payable on the first day of the month which is not less than six (6) months following the termination date and each subsequent annual payment will be payable on each anniversary of the date the first payment is made.  A "Change in Control" shall mean the occurrence of any of the following events:

(i)         an acquisition (other than directly from the Employer) of any voting securities of the Employer ("Voting Securities") by a "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five (25%) or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Employer or (y) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Employer (a "Subsidiary"), (B) the Employer or any affiliate, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined) shall not constitute an acquisition for purposes for this clause (i).

            (ii)        the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least eighty percent (80%) of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved by a vote of at least eighty percent (80%) of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "election contest" or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board including by reason of any agreement intending to avoid or settle any election contest or proxy contest; or

            (iii)       approval by the shareholders of the Employer of

(A)       a merger, consolidation or reorganization involving the Employer, unless (1) the shareholders of the Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the Agreement providing for such merger, consolidation or reorganization constitute at least eighty percent (80%) of the members of the board of directors of the Surviving Corporation.  A transaction described in clauses (1) and (2) of this Subsection (iii) shall be referred herein as "Non-Control Transaction."

            (B)       A complete liquidation or dissolution of the Employer; or

            (C)       An agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

            To the extent the definition of "Change in Control" provided herein is inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code"), as amended, the definition of "Change in Control" under Section 409A of the Code shall control.

(e)        Death of Executive. Any provision of this Agreement to the contrary notwithstanding, upon the death of Executive, the Executive's spouse (holding such status both on the Effective Date and at Executive's date of death) shall receive any remaining payments due to the Executive under this Agreement until the earlier of the Executive's spouse's death or the Employer's full satisfaction of the payments that would have otherwise been paid to the Executive under this Agreement.  If the Executive has no spouse upon her death, the Employer's obligations under this Agreement shall terminate and neither Executive nor Executive's estate shall be entitled to any benefits hereunder (or, to the extent that the payment of benefits had already commenced at the time of Executive's death, neither Executive nor Executive's estate shall be entitled to any further benefits hereunder).

3.         Intent of Parties. Executive is a member of a select group of management and highly paid employees of Employer. Employer and Executive intend that this Agreement shall primarily provide compensation to Executive individually and shall not be construed as a plan or commitment to any other employee(s) of the Employer.

4.         Funding by Employer.

(a)        Employer shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement.  Executive shall be and remain an unsecured general creditor of Employer with respect to Employer's obligations hereunder. Executive shall have no property interest in the rights with respect thereto.

(b)        Notwithstanding anything herein to the contrary, Employer has no obligation whatsoever to purchase or maintain any life or disability insurance with respect to Executive or otherwise. If Employer determines in its sole discretion to purchase insurance referable to Executive, neither Executive nor Executive's beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or to any asset of Employer. Employer, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement. If Employer elects to fund its obligations under this Agreement, in whole or in part, through the purchase of insurance or otherwise, Employer reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part. Executive shall assist Employer, from time to time, promptly upon the request of Employer, by supplying any information necessary to obtain any such insurance or vehicle as the Employer shall decide upon, as well as by submitting to any physical examinations required therefor.

5.         Restrictive Covenants.

                        (a)        Agreement Not to Disclose.  Executive recognizes and acknowledges that the trade secrets and confidential information of the Employer (the "Proprietary Information"), as they may exist from time to time, are valuable, special and unique assets of the Business of the Employer (as defined below).  Executive further acknowledges that access to such Proprietary Information is essential to the performance of Executive's duties as an employee of the Employer.  Therefore, in order to obtain access to such Proprietary Information, Executive agrees that Executive will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Executive make use of any such information for Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Employer) under any circumstances.

For purposes of this Agreement, the term "trade secrets" means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  For purposes of this Agreement, the term "confidential information" means any and all data and information relating to the Business of the Employer, other than trade secrets (1) which has value to the Employer; (2) is not generally known by its competitors or the public; and (3) is treated as confidential by the Employer.

The provisions of this Section 5(a) will apply during Executive's employment by the Employer and for a one (1) year period thereafter with respect to confidential information, and during Executive's employment by the Employer and for so long as is permitted by applicable law with respect to trade secrets.  These restrictions will not apply to any Proprietary Information which is in the public domain, provided that Executive was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Employer's consent.

Executive acknowledges, warrants and agrees that Executive will return to the Employer all Proprietary Information, including, without limitation, documents, drawings, manuals, specifications, notes, computer programs, and other proprietary materials, and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents obtained as a result of Executive's employment with the Employer immediately upon the termination of Executive's employment with the Employer.

(b)        Competition with Employer. The Executive agrees that during the Executive's term of employment with the Employer or any of its affiliates and for two (2) years following termination of employment for any reason (except as otherwise provided in this Section 5(b)), within the Area (as hereinafter defined in Subsection (e)), Executive will not, directly or indirectly, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer (as hereinafter defined).

(c)        Nonsolicitation of Customers.  The Executive agrees that during the Executive's term of employment with the Employer or its affiliates and for one (1) year following termination of employment for any reason, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others solicit, divert or appropriate to or attempt to solicit, divert or appropriate to a business engaged in the Business of the Employer the business of any Protected Customer with whom the Executive has had material contact within the then most recent two (2) years of her employment with the Employer or any affiliate.  A "Protected Customer" means an individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise to whom the Employer and its affiliates have sold products or services or solicited to sell products or services within two (2) years prior to the date of termination of Executive's employment with the Employer for any reason whatsoever or any earlier date of an alleged breach of the covenants in this Agreement by Executive.

(d)        Agreement Not to Solicit Employees.  The Executive agrees that during the Executive's term of employment with the Employer or its affiliates and for one (1) year following termination of employment for any reason, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit, divert, or hire, or attempt to solicit, divert, or hire, or encourage to go to work for anyone other than the Employer or its affiliates, any person that is an employee of the Employer or an affiliate.

(e)        In the event of Executive's breach of this Section 5, the Employer shall have the option, in its sole and absolute discretion, to terminate Executive's right to  receive any compensation or benefits under this Agreement (and, to the extent Executive may already have begun receiving benefits hereunder, terminate Executive's right to receive any further benefits hereunder); provided, however  that (i) this Section 5 shall not apply if Executive's employment with Employer is terminated by Employer other than for Cause prior to the Retirement Date; and (ii) nothing in this Section 5 shall prohibit Executive from owning less than one percent (1%) of the outstanding shares of any company whose common stock is publicly traded.  For purposes of this Agreement, the term "Area" shall mean a thirty-mile radius from any of the Employer's branch locations in Georgia and "Business of the Employer" shall mean the business of commercial banking.

6.         Employment of Executive: Other Agreements. This Agreement shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Employer and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Employer to discharge Executive with or without Cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect any right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Employer's compensation structure whether now or hereinafter existing.

7.         Confidentiality. In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in filings with the Securities and Exchange Commission or other applicable regulatory body, financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than as required by the Securities and Exchange Commission or other applicable regulatory body or her financial and professional advisors, unless required to do so by a court of competent jurisdiction. Employer may disclose the terms of this Agreement to the extent required by the Securities and Exchange Commission or other applicable regulatory body or as required by applicable law.

            8.         Withholding. Employer shall withhold from any benefits payable under the Agreement all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

            9.         Limitation of Assignment. No benefit payable under the Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Agreement, except to such extent as may be required by law.

10.       Miscellaneous Provisions.

(a)        Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)        Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term "person" shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms "including," "included," "such as" and terms of similar import shall not imply the exclusion of other items not specifically enumerated

(c)        Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be limited, rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)        Governing Law. This Agreement is made in the State of Georgia and shall be governed in all respects and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)        Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing, this Agreement shall be binding upon any successor of Employer whether by merger or acquisition of all or substantially all of the assets or liabilities of Employer and such successor shall be referred to herein as the "Employer."  This Agreement may not be assigned by Executive without the prior written consent of each other party hereto. This Agreement has been approved by the Board of Directors of the Employer and Employer agrees to maintain an executed counterpart of this Agreement in a safe place as an official record.

(f)         No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship from Employer to Executive, Executive's spouse or any other person.

(g)        Set-Off. The undistributed portion of any benefit payable under this Agreement shall at all times be subject to set-off for debts owed by Executive to Employer.

(h)        Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.)

(i)         Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Employer or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Employer:                     Summit Bank Corporation

                                    4360 Chamblee Dunwoody Road

                                    Atlanta, Georgia  30341

            Attention: Chairman

Executive:                     Pin Pin Chau

                                    7460 St. Marlo Country Club Parkway

                                    Duluth, Georgia  30097

(j)         Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(k)        Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(1)        Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

(m)       Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

(n)        Legal Expenses.  Employer shall pay all reasonable legal fees and expenses incurred by Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at Executive's request, as such fees and expenses are incurred; provided, however, that Executive shall be required to reimburse Employer for any such fees and expenses if a court or any other adjudicator agreed to by the parties determines that Executive's claim is without substantial merit.  Executive shall not be required to pay any legal fees or expenses incurred by Employer in connection with any claim or controversy arising out of or relating to this Agreement or any breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

Summit Bank Corporation

By:       /s/Carl L. Patrick, Jr.

Title:     Chairman of the Board

/s/ Pin Pin Chau

Pin Pin Chau